SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. __)*

                                  ADA-ES, Inc.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    005208103
                                 (CUSIP Number)

                                 August 26, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 16 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 005208103                 13G                    Page 2 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                           PERELLA WEINBERG PARTNERS OASIS MASTER FUND L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                               389,611 Shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                               389,611 Shares of Common Stock
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                               389,611 Shares of Common Stock
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 005208103                 13G                    Page 3 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              PERELLA WEINBERG PARTNERS OASIS FUND GP L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                               389,611 Shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                               389,611 Shares of Common Stock
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                               389,611 Shares of Common Stock
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 005208103                 13G                Page 4 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              PERELLA WEINBERG PARTNERS OASIS FUND GP LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                               389,611 Shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                               389,611 Shares of Common Stock
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                               389,611 Shares of Common Stock
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                00
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 005208103                 13G                 Page 5 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                             PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                               389,611 Shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                               389,611 Shares of Common Stock
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               389,611 Shares of Common Stock
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IA
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 005208103                 13G                 Page 6 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                          PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT GP LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                               389,611 Shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                               389,611 Shares of Common Stock
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                               389,611 Shares of Common Stock
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON ** OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 005208103                 13G                 Page 7 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                             PERELLA WEINBERG PARTNERS GROUP LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                               389,611 Shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                               389,611 Shares of Common Stock
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                               389,611 Shares of Common Stock
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                HC
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 005208103                 13G                Page 8 of 16 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is ADA-ES, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 8100 SouthPark Way, B, Littleton, Colorado 80120

Item 2(a).     Name of Person Filing:

     This statement is filed by:

           (i) Perella Weinberg Partners Oasis Master Fund L.P., a Cayman Islands exempted limited partnership (the "Master Fund"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

          (ii) Perella Weinberg Partners Oasis Fund GP L.P., a Cayman Islands exempted limited partnership (the "Master Fund GP"), which serves as the general partner of the Master Fund, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Master Fund;

         (iii) Perella Weinberg Partners Oasis Fund GP LLC, a Delaware limited liability company (the "GP"), which serves as the general partner of the Master Fund GP, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Master Fund;

         (iv) Perella Weinberg Partners Capital Management LP, a Delaware limited partnership (the "Investment Manager") that is registered with the Securities and Exchange Commission as an investment adviser, which serves as the investment adviser to the Master Fund and managing member of the GP, with respect to the shares of Common Stock (as defined in Item 2(d) below), directly owned by the Master Fund;

          (v)  Perella Weinberg Partners Capital Management GP LLC, a
               Delaware limited liability company ("PWPCMGP"), which serves as the general partner of the Investment Manager, which serves as the investment adviser to the Master Fund, with respect to the shares of Common Stock (as defined in Item 2(d) below), directly owned by the Master Fund; and

         (vi) Perella Weinberg Partners Group LP, a Delaware limited Partnership ("Group"), which serves as the managing member of PWPCMGP, the general partner of the Investment Manager, which serves as the investment adviser to the Master Fund, with respect to the shares of Common Stock (as defined in Item 2(d) below), directly owned by the Master Fund.

CUSIP No. 005208103                 13G                Page 9 of 16 Pages


The Master Fund, the Master Fund GP, the GP, the Investment Manager, PWPCMGP and Group are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons is 767 Fifth Avenue, New York, NY 10153.

Item 2(c).     Citizenship:

     Each of the Master Fund and the Master Fund GP is organized under the laws of the Cayman Islands. Each of the GP, the Investment Manager, PWPCMGP and Group is organized under the laws of the state of Delaware.

Item 2(d).     Title of Class of Securities:

     Common Stock, no par value (the "Common Stock")

Item 2(e).  CUSIP Number:

     005208103

CUSIP No. 005208103                 13G                Page 10 of 16 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)   [ ] Broker or dealer registered under Section 15 of the Act,

          (b)   [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)   [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)   [ ] Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [X]

CUSIP No. 005208103                 13G              Page 11 of 16 Pages

Item 4.   Ownership.

     A.   The Master Fund
          (a) Amount beneficially owned:
              389,611 Shares of Common Stock
          (b) Percent of class:  5.8%
              The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 5,802,301 shares of Common Stock issued and outstanding on July 31, 2008, as reflected in the Company's Form 10-Q filed on August 6, 2008 plus the 909,092 shares of Common Stock issued pursuant to the Company's Form 8-K filed on August 29, 2008.
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:
              389,611 Shares of Common Stock
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
              389,611 Shares of Common Stock

     B.   The Master Fund GP
          (a) Amount beneficially owned:
              389,611 Shares of Common Stock
          (b) Percent of class:  5.8%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:
              389,611 Shares of Common Stock
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
              389,611 Shares of Common Stock

     C.   The GP
          (a) Amount beneficially owned:
              389,611 Shares of Common Stock
          (b) Percent of class: 5.8%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:
              389,611 Shares of Common Stock
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
              389,611 Shares of Common Stock

CUSIP No. 005208103                 13G              Page 12 of 16 Pages

     D.   The Investment Manager
          (a) Amount beneficially owned:
              389,611 Shares of Common Stock
          (b) Percent of class:  5.8%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:
              389,611 Shares of Common Stock
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
              389,611 Shares of Common Stock

     E. PWPCMGP
          (a) Amount beneficially owned:
              389,611 Shares of Common Stock
          (b) Percent of class: 5.8%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:
              389,611 Shares of Common Stock
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
              389,611 Shares of Common Stock

     F. Group
          (a) Amount beneficially owned:
              389,611 Shares of Common Stock
          (b) Percent of class: 5.8%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:
              389,611 Shares of Common Stock
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
              389,611 Shares of Common Stock

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     The Master Fund GP, as general partner to the Master Fund, which directly owns the Common Stock to which this filing relates, has shared voting and dispositive authority over such Common Stock. As such the Master Fund GP may be deemed to be the beneficial owner of such Common Stock. The GP, as general partner to the Master Fund GP, may be deemed to control such entity and therefore, may be deemed to be the beneficial owner of the Common Stock to which this filing relates. The Investment Manager is the managing member of the GP and serves as the investment adviser to the Master Fund. As such, it may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Common Stock to which this filing relates. PWPCMGP serves as the general partner of the Investment Manager. As such, it may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Common Stock to which this filing relates. Group is the managing member of PWPCMGP. As such, it may be deemed to control PWPCMGP and therefore, may be deemed to be the beneficial owner of the Common Stock to which this filing relates.

CUSIP No. 005208103                 13G              Page 13 of 16 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10. Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


DATED:  September 4, 2008


                                  PERELLA WEINBERG PARTNERS OASIS MASTER FUND
                                  L.P.

                                  By: PERELLA WEINBERG PARTNERS OASIS FUND GP
                                  L.P., its general partner

                                  By: PERELLA WEINBERG PARTNERS OASIS FUND GP
                                  LLC, its general partner

                                  /s/ William Kourakos
                                  -------------------------------------
                                  Name:  William Kourakos
                                  Title: Authorized Person


                                  PERELLA WEINBERG PARTNERS OASIS FUND GP L.P.

                                  By: PERELLA WEINBERG PARTNERS OASIS FUND GP
                                  LLC, its general partner

                                  /s/ William Kourakos
                                  -------------------------------------
                                  Name:  William Kourakos
                                  Title: Authorized Person

CUSIP No. 005208103                 13G              Page 14 of 16 Pages


                                  PERELLA WEINBERG PARTNERS OASIS FUND GP LLC

                                  /s/ William Kourakos
                                  -------------------------------------
                                  Name:  William Kourakos
                                  Title: Authorized Person


                                  PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT
                                  LP

                                  /s/ William Kourakos
                                  -------------------------------------
                                  Name:  William Kourakos
                                  Title: Partner and Authorized Person


                                  PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT
                                  GP LLC

                                  /s/ William Kourakos
                                  -------------------------------------
                                  Name:  William Kourakos
                                  Title: Authorized Person


                                  PERELLA WEINBERG PARTNERS GROUP LP

                                  /s/ William Kourakos
                                  -------------------------------------
                                  Name:  William Kourakos
                                  Title: Partner and Authorized Person

CUSIP No. 005208103                 13G              Page 15 of 16 Pages

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledges and agrees that the foregoing statement on
Schedule 13G, is filed on behalf of each of the Reporting Persons and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the Reporting Persons without the necessity of filing additional joint acquisition statements. The Reporting Persons acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.


DATED:  September 4, 2008


                                  PERELLA WEINBERG PARTNERS OASIS MASTER FUND
                                  L.P.

                                  By: PERELLA WEINBERG PARTNERS OASIS FUND GP
                                  L.P., its general partner

                                  By: PERELLA WEINBERG PARTNERS OASIS FUND GP
                                  LLC, its general partner

                                  /s/ William Kourakos
                                  -------------------------------------
                                  Name:  William Kourakos
                                  Title: Authorized Person


                                  PERELLA WEINBERG PARTNERS OASIS FUND GP L.P.

                                  By: PERELLA WEINBERG PARTNERS OASIS FUND GP
                                  LLC, its general partner

                                  /s/ William Kourakos
                                  -------------------------------------
                                  Name:  William Kourakos
                                  Title: Authorized Person


                                  PERELLA WEINBERG PARTNERS OASIS FUND GP LLC

                                  /s/ William Kourakos
                                  -------------------------------------
                                  Name: William Kourakos
                                  Title: Authorized Person


                                  PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT
                                  LP

                                  /s/ William Kourakos
                                  -------------------------------------
                                  Name: William Kourakos
                                  Title: Partner and Authorized Person

CUSIP No. 005208103                 13G              Page 16 of 16 Pages





                                  PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT
                                  GP LLC

                                  /s/ William Kourakos
                                  -------------------------------------
                                  Name: William Kourakos
                                  Title: Authorized Person


                                  PERELLA WEINBERG PARTNERS GROUP LP

                                  /s/ William Kourakos
                                  -------------------------------------
                                  Name: William Kourakos
                                  Title: Partner and Authorized Person